Exhibit 99.1

eBay Completes PayPal Acquisition

San Jose, CA, October 3, 2002 - eBay Inc., the world’s online marketplace (Nasdaq: EBAY; www.ebay.com), today completed its previously announced acquisition of PayPal, Inc. (Nasdaq: PYPL; www.paypal.com), the global payments platform.  At today’s meeting of PayPal stockholders, the transaction was approved by holders of approximately 65% of the outstanding shares of PayPal common stock representing more than 99% of the shares voting.

In addition, Peter Thiel announced today that he has resigned as PayPal’s CEO.  Matt Bannick, eBay’s senior vice president, global online payments, will assume all of Thiel’s responsibilities.

In accordance with the terms of the transaction as announced on July 8, 2002, eBay acquired all of the outstanding shares of PayPal in a tax-free, stock-for-stock transaction using a fixed exchange ratio of 0.39 of an eBay share for each PayPal share.  Based on eBay’s average closing stock price over the period two days before and after the acquisition was announced, the transaction is valued at approximately $1.5 billion.  According to current estimates, the recognized purchase price is also expected to include approximately $17 million for acquisition-related costs

As the company previously announced, PayPal will continue to operate as an independent brand.  eBay’s current payment service, eBay Payments by Billpoint, will complete the phase-out of its operations in the first half of 2003.  PayPal’s gaming business will be phased out by the end of 2002.

Fourth Quarter 2002 Financial Impact

Based on eBay’s current expectations, including the phase out of PayPal’s gaming business, eBay expects that PayPal will incrementally contribute $60 to $64 million in net revenues in the fourth quarter of 2002.  Beginning with financial results for the fourth quarter of 2002, eBay will report Payments as a separate segment.  This segment will include PayPal’s operating results as well as those of Billpoint until the phase-out of Billpoint operations is complete.  Based on current integration plans, Billpoint is expected to generate approximately $6 million in revenues in the fourth quarter of 2002.

eBay expects that the acquisition will incrementally contribute approximately $6 million to eBay’s consolidated pro forma net income for the fourth quarter of 2002.  As previously indicated, on a GAAP earnings per share (EPS) basis, including approximately $14 million in charges for amortization of intangible assets and stock-based compensation, eBay continues to expect the transaction to be dilutive.

2003 Financial Impact

For the full year 2003, eBay currently expects that net revenues for the Payments segment will be approximately $300 to $310 million which includes net revenues from Billpoint.  On a consolidated basis, eBay now expects that net revenues in 2003 will be between $1.77 billion and $1.83 billion.

In addition, eBay continues to believe that for the full year 2003, the acquisition will be slightly accretive to pro forma EPS, and will be dilutive to GAAP EPS.

About eBay

eBay is the world’s online marketplace™. Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay through auction or fixed price formats. eBay enables trade on a local, national and international basis with customized sites in markets around the world.

About PayPal

PayPal enables any business or consumer with email to send and receive Internet payments securely, conveniently and cost-effectively. PayPal’s network builds on the existing financial infrastructure of bank accounts and credit cards to create a global payment system. Based in Mountain View, California, PayPal is available to users in 38 countries including the United States.

Forward Looking Statement

This announcement contains forward-looking statements that involve risks and uncertainties. Such statements include, but are not limited to, statements regarding estimated contributions to the combined company’s revenues, operating income and earnings per share from eBay, PayPal and eBay Payments by Billpoint, estimated acquisition-related costs and the expected timing of the phase out of Billpoint.    Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the reaction of the users of each service to the transaction, the future growth of the PayPal service, the individual risks faced by each company, and the possibility that integration following closing will prove more difficult than expected.  Additional factors that could cause or contribute to such differences relating to eBay’s business include eBay’s need to manage an increasingly broad range of businesses, to deal with the increasingly competitive environment for online trading, to manage regulatory and litigation risks even as its product offerings and geographies expand, to maintain site stability and continue to expand its model to new types of merchandise and sellers, to continue to expand outside of the U.S., as well as the timing and commercial success of new features and functions added to the company’s sites, the price and demand for advertising offered by the company, the success of the company’s commercial partners, and the costs of announced and prospective joint ventures, acquisitions and other commercial transactions.   More information about potential factors which could affect eBay’s  business and financial results is included in the Registration Statement on Form S-4 filed by eBay,  eBay’s Annual Report on Form 10-K for the year ended December 31, 2001, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K, and other periodic filings and prospectuses. All forward-looking statements are based on information available to eBay on the date hereof, and eBay assumes no obligation to update such statements.

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Contact:	Kevin Pursglove, eBay, 408-376-7458, kevinp@ebay.com
Julie Anderson, PayPal, 888-337-3533, julie@paypal.com